UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2008

KITE REALTY GROUP TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

30 S. Meridian Street
Suite 1100
Indianapolis, IN		46204
(Address of principal executive offices)		(Zip Code)

(317) 577-5600

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2008, the Board of Trustees (the “Board”) of Kite Realty Group Trust (the “Company”) elected Mr. Darell E. Zink, Jr. as a trustee of the Company, effective immediately. Mr. Zink was also appointed as a member of the audit and compensation committees of the Board.

Mr. Zink is Chairman and CEO of Strategic Capital Partners, LLC, a privately-held real estate investment management firm.  Prior to founding this company, he spent 26 years with Duke Realty Corporation, an $8 billion real estate investment trust (DRE:NYSE) specializing in industrial, office and retail properties.  During his tenure with Duke Realty, Mr. Zink served in various positions, most recently as its CFO, Executive Vice President and Vice Chairman of the Company. He retired from Duke Realty in 2004.

In connection with his election as a member of the Board, Mr. Zink will be entitled to certain compensation that all of the Company’s non-employee trustees receive, including: (i) $1,000 per board or committee meeting and reimbursement for reasonable business expenses incurred in connection with attendance at board meetings, (ii) a $25,000 annual retainer (which will be pro rated for Mr. Zink’s service in 2008), and (iii) 3,000 restricted shares of the Company’s common stock that vest one year from the date of grant. Mr. Zink will also receive annually, beginning in 2009, restricted shares with a value of $15,000. As a non-employee trustee, Mr. Zink may elect to defer eligible fee and retainer compensation until such time as his participation on the Board is terminated, pursuant to the Company’s Trustee Deferred Compensation Plan. Pursuant to the plan, equity compensation which is deferred vests immediately and is credited as a number of deferred share units to an individual account for each trustee. A share unit represents an unfunded right to receive one of the Company’s common shares at a future date. Share units are credited with dividend equivalents to the extent dividends are paid on the Company’s common shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: November 5, 2008	By:	/s/ Daniel R. Sink

Executive Vice President, Chief Financial Officer and Treasurer